Exhibit 9.1

AMENDED & RESTATED VOTING TRUST AGREEMENT

THIS AMENDED & RESTATED VOTING TRUST AGREEMENT (this “Agreement”) is made as of December 30, 2025, by and among Houlihan Lokey, Inc., a Delaware corporation (the “Company”) and each Trustee (as defined in Section 1).

RECITALS

A. WHEREAS, on August 18, 2015, the Company, certain holders of shares of Class B common stock of the Company (the “Original VT Stockholders”) and the initial trustees party thereto entered into that certain Voting Trust Agreement (the “Original Voting Trust Agreement”) for the purpose of creating a voting trust with respect to shares of Class B common stock of the Company held by the Original VT Stockholders following the consummation of the initial public offering of the Class A Common Stock of the Company (shares of Class A common stock and Class B common stock shall collectively be referred to herein as the “Shares”);

B. WHEREAS, on August 28, 2015, the Company and the trustees party thereto entered into Amendment No. 1 to the Voting Trust Agreement;

C. WHEREAS, on October 18, 2018, the Company and the trustees party thereto entered into Amendment No. 2 to the Voting Trust Agreement; and

D. WHEREAS, the Company and the Trustees believe it is in the respective best interests of the Company, the Trustees and the holders of Shares that were and have become parties to the Original Voting Trust Agreement (collectively, the “Stockholders”) to amend and restate the Original Voting Trust Agreement in its entirety in accordance with Section 5 thereof.

AGREEMENT

NOW, THEREFORE, in order to implement the foregoing and in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Original Voting Trust Agreement is amended and restated as follows:

1. Creation of Trust; Trustees. The Stockholders hereby confirm the creation and establishment of the Trust, and appointment and authorization of each Trustee as trustee of such Trust, pursuant to the terms and conditions of this Agreement. The Trust’s current trustees (each of whom is a holder of Shares and an employee of the Company or an HL Subsidiary) are Scott Beiser, Irwin Gold and Scott Adelson (collectively, the “Trustees”). If at any time a Trustee is unable to serve as a trustee hereunder by reason of death, incapacity or otherwise, or ceases to be a holder of Shares or an employee of the Company or an HL Subsidiary, such Trustee shall be removed and may be replaced with a successor Trustee upon the majority vote of the then existing Trustees. In addition, (a) a Trustee may be removed and a successor Trustee may be appointed, (b) a successor Trustee may be designated to take office automatically upon the occurrence of the events specified by the Trustees (including the death of one or more Trustees) and (c) the Trustees may appoint alternate Trustees as they deem necessary, in each case, upon the majority vote of the then current Trustees. Within three months of removing and/or replacing any Trustee, or appointing any alternate Trustee, the remaining Trustees shall send written notice to the Company of the person they have designated as the successor to such Trustee or any alternate Trustee. Each Trustee, including any successor Trustee, must be (x) an employee of the Company or an HL Subsidiary and (y) a holder of Shares. As a condition to becoming a Trustee, the successor Trustee must become a party to this Agreement by executing documentation reasonably satisfactory to the Company (each successor Trustee appointed pursuant to the terms of this Section 1 is referred to as a “Successor Trustee,” and, collectively with the Trustees named above, are referred to as the “Trustees”). Each Trustee hereby accepts his or her appointment as such pursuant to the terms and conditions of this Agreement, and agrees to administer the Trust in accordance with the terms and conditions of this Agreement, unless and until replaced by a Successor Trustee as herein provided.

2. Deposit of Shares in Trust.

(a) Deposit of Shares. Each Stockholder shall deposit or has deposited in trust with the Trustees all of the Shares Beneficially Owned by such Person (other than in connection with acquisition of the Company’s voting securities on the open market). The Company shall update its books and records to reflect that the Trust holds such Shares. Each Stockholder also hereby agrees that any additional voting securities of the Company received by such Stockholder (other than in connection with acquisition of the Company’s voting securities on the open market) during the term of this Agreement shall be deposited in trust with the Trustees. The Trustees shall hold the Shares so deposited in trust, subject to the terms of this Agreement. Any voting securities of the Company deposited in trust after the date of the Original Voting Trust Agreement, including any additional Shares held in trust pursuant to Section 3(b), shall be deemed to be included in the definition of “Shares” for all purposes under this Agreement. The Company shall, as promptly as practicable after any Shares are deposited in trust, cause the Transfer of the Shares to the Trustees, as trustees hereunder, to be registered on the Company’s books and records. A Stockholder shall have no right to withdraw the Shares prior to termination of this Agreement except (i) pursuant to a Transfer of such Shares permitted by Section 4(b), (ii) in connection with a Qualifying Loan or (iii) in connection with a hedging, monetization, or similar transaction permitted by the Company Insider Trading Policy; provided that any Shares that are withdrawn pursuant to the preceding clauses (ii) or (iii) shall be redeposited in trust with the Trustees promptly following such time as such Shares are no longer subject to the applicable Qualifying Loan or hedging, monetization or similar transaction permitted by the Company Insider Trading Policy.

(b) Trust Register. The Trustees shall maintain a register book, which shall reflect the number and class or series of Shares Beneficially Owned by each Stockholder and held in the Trust pursuant to the terms of this Agreement (the “Trust Register”). The Trustee shall treat each such Stockholder as the Beneficial Owner of such Shares, subject to the Trustees’ rights and interests hereunder. The Trustees shall not be obligated to recognize any Person as the Beneficial Owner of such Shares other than the Person in whose name the same shall be registered on the Trust Register.

(c) Recording of Transfers. All Transfers of Shares permitted by this Agreement shall be recorded by the Trustee in the Trust Register. In addition, to the extent that any Shares cease to be outstanding the Company shall notify the Trustees of the Shares that have ceased to be outstanding and the Trust Register shall be revised accordingly.

3. Trustee’s Powers and Duties; Compensation.

(a) Voting Powers.

(i) Subject to Section 3(a)(ii) of this Agreement, for so long as this Agreement remains in effect, the Trustees shall, pursuant to the terms of this Agreement and as determined by the majority vote of the Trustees, have the full, exclusive and unqualified right and power to vote, to execute consents, to enter into voting agreements, and to grant proxies with respect to all of the Shares subject to this Agreement, as well as in respect of any other securities with voting rights received in respect of the Shares at any time hereafter by way of a stock dividend, distribution, conversion or exchange as provided in Section 3(b), with respect to any lawful corporate action, whether or not in the ordinary course of business, and no Stockholder shall in such capacity have any rights or powers to vote such Shares or to give consents with respect to or grant proxies in respect thereof or otherwise take part in any corporate action. Without limiting the generality of the foregoing, the Stockholders (a) acknowledge that each Trustee, in his or her individual capacity, is a holder of Shares and (b) agree that each Trustee is entitled to exercise the powers granted to them in the preceding sentence in his or her sole and absolute discretion (including in his or her own interest as a holder of Shares) without fiduciary duty of any kind to the Stockholders with respect to the exercise of such powers.

(ii) If, at any time after a Final Conversion Date, the Trust shall hold more than 30% of the total number of Shares then outstanding (all Shares held by the Trust in excess of such 30% threshold, the “Excess Shares”), then the Trust shall vote the Excess Shares, or cause the Excess Shares to be voted, on any proposal submitted to the stockholders of the Company (a “Proposal”) at any meeting of stockholders (or adjournment or postponement thereof) in the same proportion as the Shares held by all holders other than the Trust are voted on such Proposal (including, for this purpose, any abstentions and withhold votes, but disregarding any broker non-votes and other Shares not present at the meeting of stockholders).

(b) Notices, Dividends and Distributions. In the event that the Trustees receive any dividends or other distributions (other than additional Shares or other voting securities of the Company) with respect to the Shares held by them hereunder, they shall promptly pay (or, in the event that such dividends or distributions are not cash, distribute in kind) the amount thereof received by them to each Stockholder in proportion to such Stockholder’s respective interests (based on the number of Shares held by the Trustees hereunder with respect to each Stockholder); provided, however, that the Trustees may, by notice to the Company, instruct the Company to pay such dividends directly to the Stockholders. If the Trustees shall receive any Shares or other voting securities of the Company as a dividend or distribution upon, conversion of or in exchange for any Shares held by them hereunder (including, without limitation, any shares of Class A common stock issued upon conversion of shares of Class B common stock on the Final Conversion Date), the Trustees shall hold such Shares or other voting securities of the Company in accordance with the terms of this Agreement and shall update the Trust Register accordingly.

(c) No Right to Sell Shares. The Trustees shall have no authority to sell, pledge, hypothecate or otherwise dispose of the Shares or any interest therein.

(d) Compensation of Trustees. No Trustee shall receive any compensation for his or her services under this Agreement. This subsection shall not, however, affect the right of the Trustees to compensation from the Company for services performed by them in any other capacity (e.g., as an officer, director, employee or otherwise).

(e) Trustees Liability and Indemnity. No Trustee shall be liable for any error of judgment or mistake of fact or law, or for any action or omission under this Agreement, except for such Trustee’s fraud, bad faith or willful misconduct. No Trustee shall be liable for acting on any notice, request or instruction or other document believed to be genuine and to have been executed by or on behalf of the proper party or parties. The Company shall pay all reasonable expenses of the Trustees, including counsel fees, and shall discharge all liabilities incurred by them in connection with the exercise of their powers and the performance of their duties under this Agreement. Any action or omission undertaken by a Trustee in good faith in accordance with the advice of legal counsel shall be binding and conclusive on the parties to this Agreement. The Company shall also defend, indemnify and hold the Trustees harmless from and against any and all claims and liabilities in connection with or arising out of the administration of the trust created by this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, except such as shall arise from the fraud, bad faith or willful misconduct of the Trustees.

4. Transfer of Shares and Termination.

(a) General. The voting trust created by this Agreement shall be irrevocable and shall terminate upon the earliest of (a) the written agreement of the Company and the Trustees, (b) 5:00 p.m. in New York, New York on the date that is ten (10) years following a Final Conversion Date, and (c) 5:00 p.m. in New York, New York on the first day on which the Shares held by the Trust represent less than 5% of the total number of Shares then outstanding. Except for Section 3(e), which will survive the termination of this Agreement, this Agreement shall have no further force and effect (x) upon termination of this Agreement pursuant to its terms; (y) with respect to any Stockholder, when such Stockholder no longer Beneficially Owns any Shares or other voting securities of the Company which are subject to this Agreement; or (z) with respect to any Stockholder who is a Former Employee (as defined below), on the latest to occur of (i) the date that is twelve (12) months after such Former Employee’s Employee Termination Date (as defined below), (ii) the Final Conversion Date, or (iii) the date that a written request is received by the Company for such Former Employee’s shares to be released from the Trust.

(b) Transfer of Shares. To the extent permitted by (i) applicable law, rule and regulation, and the Company Insider Trading Policy, (ii) the HL Charter, and (iii) the terms of any incentive plan or program of the Company (and any related award agreement) pursuant to which such Shares were granted, in each case, as applicable, any Stockholder may Transfer his or her Shares to another Person and the Trustees shall revise the Trust Register accordingly, at any time, or from time to time; provided, that, with respect to any Transfer of Shares to (A) any stockholder of the Company who is an employee of the Company at the time of Transfer or (B) a living trust approved by the Company prior to such Transfer, to the extent such transferee is not already a party hereto, such transferee shall become a party hereto pursuant to a joinder agreement provided by the Trustees, unless the requirement to become a party is expressly waived in writing by a majority of the Trustees.

(c) Distribution of Shares Upon Trust Termination. As soon as practicable after termination of this Agreement, the Trustees shall effect the Transfer of the Shares held in Trust to the respective Stockholders indicated as holding such Shares in the Trust Register and the Company shall update its books and records accordingly.

(d) Distribution of Shares to Former Employees. If, on or after the Final Conversion Date, a Stockholder shall cease, or shall have previously ceased, to be employed by the Company as an officer or employee (the date on which such Stockholder ceased to be employed by the Company as an officer or employee, the “Employee Termination Date” and such Stockholder, a “Former Employee”), subject to such Former Employee’s delivery of a written request to the Company, all of such Former Employee’s Shares held by the Trust shall be released from the Trust and returned to such Former Employee as soon as practicable after the latest to occur of (i) the date that is twelve (12) months after such Employee Termination Date, (ii) the Final Conversion Date or (iii) the date that such written request is received by the Company. The Trustees shall effect the Transfer of the Shares indicated in the Trust Register as held in Trust for such Former Employee to the Former Employee and the Trust and the Company shall update their books and records accordingly.

5. Amendments. This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of the Company and Trustees; provided, that (a) the consent of the Company shall not be required to add a new party hereto in accordance with Section 4(b) and (b) with respect to Section 3(c), any amendment, modification or supplement thereto may only be made with written agreement of the Company, the Trustees and each Stockholder party hereto affected by such amendment, modification or supplement.

6. Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

7. Severability. If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law. Without limiting the generality of the foregoing, it is the express intent of the parties to cause the Shares to be voted by the Trustees as provided herein. Accordingly, in the event that this Agreement is rescinded or otherwise terminated other than pursuant to its terms for any reason, the parties agree promptly to negotiate a successor voting agreement to accomplish this objective and to otherwise replicate the provisions hereof to the extent possible.

8. Specific Performance. The parties agree that the failure of any party to perform any obligation provided for by this Agreement could result in irreparable damage to the other parties, and that monetary damages alone would not be adequate to compensate the nondefaulting party for its injury. Any party shall therefore be entitled, in addition to any other remedy that may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. If any action is brought by any party to enforce this agreement, any party against which the action is brought shall waive the defense that there is an adequate remedy at law.

9. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) upon receipt, if sent by electronic or digital transmission method (including e-mail), or (c) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a party may designate by notice to the other parties from time to time):

If to the Company:

Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

Attn: Christopher Crain, Managing Director, General Counsel

Email: CCrain@HL.com

If to the Trustees:

Scott Beiser

c/o Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

E-mail: sbeiser@HL.com

Irwin Gold

c/o Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

E-mail: igold@HL.com

Scott Adelson

c/o Houlihan Lokey, Inc.

10250 Constellation Blvd., 5th Floor

Los Angeles, CA 90067

E-mail: sadelson@HL.com

If to a Stockholder: to the address of such holder set forth in the Trust Register.

10. Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all other Persons hereafter that become a party hereto. No rights or obligations hereunder may be assigned by any party hereto except as explicitly provided in this Agreement.

11. Benefit and Burden. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or to provide any Person other than the parties (and including specifically any stockholder of the Company that is not a party to this Agreement) any rights or remedies hereunder or by reason hereof. This Agreement and all its conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns and are not for the benefit of any other Person.

12. Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Section or subsection titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “Sections” or “subsections” refer to Sections or subsections of this Agreement; and (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms.

13. Waiver. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Company, the Trustees and the Stockholders pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

15. Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

16. Inspection of Agreement. A copy of this Agreement shall be filed in the registered office of the Company in the State of Delaware and shall be open to the inspection of any stockholder of the Company, or any beneficiary of the trust established hereunder, daily during business hours, in accordance with the applicable provisions of the Act.

17. Arbitration. It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (collectively, “Claims”), arising out of, in connection with, or in relation to this Agreement or the arbitrability of any Claims under this Agreement, shall be resolved by final and binding arbitration administered by the New York, New York offices of JAMS/Endispute in accordance with the then-existing JAMS/Endispute Arbitration Rules. The parties shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of JAMS/Endispute’s offices, but in the event the parties cannot agree on an arbitrator, the Administrator of JAMS/Endispute shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”). The parties expressly agree that the Arbitrator may provide all appropriate remedies (at law and equity) or judgments that could be awarded by a court of law in Delaware, and that, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all actions pursuant to this Section 17. The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 17 and may not limit, expand or otherwise modify its terms. The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of Delaware, or federal law, or both, as applicable, without reference to its conflicts of laws provisions. The Arbitrator is without jurisdiction to apply any different substantive law. The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies. The Arbitrator shall render an award and a written, reasoned opinion in support thereof. Subject to the provisions of Section 8, the Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in Delaware, which may include reasonable attorneys’ fees to the prevailing party. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Neither a party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Adherence to this dispute resolution process shall not limit the parties’ right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement. Subject to the Arbitrator’s award, each party shall bear its own fees and expenses with respect to this dispute resolution process and any action related thereto and the parties shall share equally the fees and expenses of JAMS/Endispute and the Arbitrator.

18. Tax Treatment. The parties intend that the Trust be treated as a grantor trust for U.S. federal income tax purposes and not as a partnership or as an association taxable as a corporation. No party shall make any election or take any other action inconsistent with such intent unless required by law. In the event that, contrary to the parties’ intent, the Trust is not treated as a grantor trust for U.S. federal income tax purposes but is instead treated as a partnership for U.S. federal income tax purposes, all items of income, gain, loss, deduction and credit with respect to each Share (together with any Shares or other voting securities of the Company distributed as a dividend or distribution upon, conversion of or in exchange for such Share held by the Trustees hereunder) shall be specially allocated to Stockholder that deposited such Share in trust with the Trustees.

19. Definitions. Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the following meanings:

“Act” means the General Corporation Law of the State of Delaware, as amended.

“Beneficial Owner” is defined in Rule 13d-3(a) and (b) of the rules and regulations of the Securities Exchange Act of 1934, as amended. “Beneficially Owned” shall have a correlative meaning.

“Company Insider Trading Policy” means each applicable employee trading, black-out, window period and other policy of the Company applicable to Transfers of Shares.

“Encumbrance” means a security interest, lien, charge, claim, community or other marital property interest, pledge, alienation, mortgage, option, hypothecation, encumbrance or similar collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings) or any other restriction on use, voting (including any proxy), transfer (including any right of first refusal or similar right), receipt of income or exercise of any other attribute of ownership.

“Final Conversion Date” has the meaning ascribed thereto in the HL Charter.

“HL Charter” means the Company’s Amended and Restated Articles of Incorporation, as may be amended from time to time.

“HL Subsidiary” means a Subsidiary of the Company.

“Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including any non-profit corporation), an estate, a trust, an unincorporated organization, an association, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Qualifying Loan” has the meaning ascribed thereto in the Company Insider Trading Policy.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Transferred” shall have a correlative meaning.

20. Joinder of Additional Stockholders. In connection with the issuance of any Shares to any Person who is an employee of the Company or any subsidiary of the Company and who is not then a party to this Agreement, such Person may become a party to this Agreement and be entitled to all of the rights and subject to all of the obligations of a “Stockholder” under this Agreement by executing and delivering to the Trustees a joinder agreement in the form attached hereto as Exhibit A, and such other instruments as may be requested by the Trustees, and upon such execution and delivery, such Person shall become a party to this Agreement and for all purposes be a “Stockholder” under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amended & Restated Voting Trust Agreement as of the date first above written.

HOULIHAN LOKEY, INC.

Signature:	/s/ J. Lindsey Alley
Name:	J. Lindsey Alley
Title:	Chief Financial Officer

TRUSTEES

Signature:	/s/ Scott Beiser
Print Name:	Scott Beiser

Signature:	/s/ Irwin Gold
Print Name:	Irwin Gold

Signature:	/s/ Scott Adelson
Print Name:	Scott Adelson

Exhibit A

Form Joinder Agreement

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement (this “Joinder Agreement”) pursuant to that certain Amended & Restated Voting Trust Agreement, dated as of December 30, 2025, as amended from time to time (as amended, the “Voting Trust Agreement”), by and among Houlihan Lokey, Inc. (the “Company”), the Stockholders party thereto and each Trustee (each as defined therein).

By executing this Joinder Agreement and delivering it to the Company, the undersigned hereby deposits in trust with the Trustees all shares of the Company’s Class A and Class B common stock beneficially owned by such Person (other than any shares of Class A common stock acquired on the open market) (the “Shares”) and agrees to be a party to, to be bound by, and to comply with the provisions of the Voting Trust Agreement in the same manner as if the undersigned were an original signatory to such agreement, and that all of the Shares shall be subject to the terms and conditions of the Voting Trust Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of [__________] [__], 20[__].

By
Signature of Stockholder

By
Print Name of Stockholder

ACKNOWLEDGED & ACCEPTED:

HOULIHAN LOKEY, INC.

By
Name:
Its: